Exhibit 12

Computation of Ratio of Earnings to Fixed Charges (amounts in thousands)


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


                                                                        -------------------------------------------------------
                                                                                           Year Ended May 31,
                                                                            1994      1995        1996        1997       1998
                                                                        -------------------------------------------------------
     Loss before income tax benefit & minority interest                 $ (39,885) $ (47,117) $ (28,212) $ (40,437) $ (45,382)
                                                                        =========  =========  =========  =========  =========
     Fixed Charges:
         Interest, including amortization of debt issuance costs           21,397     23,996     27,886     33,379     45,155
         Interest capitalized                                                  -          -       5,200      2,752       -
         Interest portion of rent expense                                     283        547        674      1,410      2,297
                                                                        ---------  ---------  ---------  ---------  ---------
     Total fixed charges                                                   21,680     24,543     33,760     37,541     47,452
                                                                        =========  =========  =========  =========  =========
     Adjustments:
     Capitalized interest                                                      -         -       (5,200)    (2,752)        -
                                                                        =========  =========  =========  =========  =========

     Total adjustments                                                         -         -       (5,200)    (2,752)        -
                                                                        =========  =========  =========  =========  =========

     Earnings, as defined                                               $ (18,205) $ (22,574) $     348  $  (5,648) $   2,070
                                                                        =========  =========  =========  =========  =========

     Ratio of earnings to fixed charges  (1)                                 ---      ---        ---        ---        ---
                                                                        =========  =========  =========  =========  =========

     Amount by which earnings are less than fixed charges               $ (39,885) $ (47,117) $ (33,412) $ (43,189) $ (45,382)
                                                                        =========  =========  =========  =========  =========
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(1) The ratio of earnings to fixed charges is less than one-to-one and, therefore, earnings are inadequate to cover fixed charges.


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